Exhibit 15.2

October 15, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated October 15, 2021, of Concord Medical Services Holdings Limited and are in agreement with the statements contained in the first to fourth paragraphs with reference to us therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China